Exhibit 10.18
PATENT LICENSE AGREEMENT
This PATENT LICENSE AGREEMENT (the “Agreement”), made and entered into as of June 29, 2005 (the “Effective Date”) by and between Tumbleweed Communications Corp., a Delaware corporation with its principal offices located at 700 Saginaw Drive, Redwood City, California 94063 (fax: 650-216-2001) (“Licensor”), and CyberGuard Corporation, a Florida corporation with its principal offices located at 350 SW 12th Avenue, Deerfield Beach, Florida 33442 (fax: (954) 375-3501) (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, Licensor is the owner of certain United States patents as herein identified;
     WHEREAS, Licensee desires to obtain, and Licensor is willing to grant Licensee, a non-exclusive license as hereinafter defined and subject to all the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the Parties agree as follows:
AGREEMENT
A.	Definitions.
     Capitalized terms shall have the following definitions, unless elsewhere defined in the body of the Agreement:
1.	“Licensed Product” means any of Licensee’s past, present and future software products, including updates and upgrades, that fall within the scope of one or more claims of the Licensed Patents.

2.	“Licensed Patents” means United States Patent Nos. 6,609,196 and 6,393,568 and any continuations, divisionals, reissues, reexaminations, or foreign counterpart patents that may issue with respect to the aforesaid patents.

3.	“Territory” means the world.
B.	License Grant.
1.	Licensor hereby grants to Licensee a personal, non-exclusive license under the Licensed Patents, to make, use, sell, offer for sale, import and/or export the Licensed Product within the Territory during the Term, without rights of sublicense (except that Licensee shall have the limited right to sublicense to any of its customers the right to use the Licensed Patents solely to the extent needed to use the Licensed Products of the Licensee), subject to the terms and conditions of this Agreement.
2.	This Agreement does not give, and shall not be construed to give, Licensee any express or implied rights in any intellectual property of Licensor other than as expressly granted herein, including but not limited to the right to sell products, other than the Licensed Products, that infringe on the Licensed Patents.

3.	This Agreement and the rights granted to Licensee hereunder may be assigned in whole, but not in part, upon prior written notice from Licensee to Licensor. This Agreement and the rights granted to Licensee hereunder may not, however be sublicensed by Licensee without the prior written approval of Licensor, except as provided in section B.1 above. Any assignment, sublicense or other transfer contrary to the terms of the Agreement shall be null and void, and Licensor may at its option immediately terminate this Agreement and all rights granted to Licensee hereunder by written notice to Licensee.

4.	Licensee acknowledges the validity and enforceability of the Licensed Patents. To the fullest extent permissible under applicable law, in the event Licensee elects to challenge the validity of the Licensed Patents, for example, by initiating reexamination, or declaratory judgment actions, or any other type of court action, or any other legal or administrative proceeding, including opposition proceedings in foreign patent offices, or other foreign patent office administrative proceedings or foreign court actions, Licensor will have the right to immediately terminate the license granted herein.
C.	Payment of License Fee.
1.	Nonrefundable Payment. In consideration of the license granted herein, Licensee shall pay to Licensor the nonrefundable fee (“License Fee”) set forth on Exhibit A by wire transfer on or before July 31, 2005 and shall issue a purchase order reflecting the foregoing on or before June 30, 2005. All payments shall be made by wire transfer to
Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Phone: 408-654-7400
Account #3300045171
ABA # 121140399
For the credit of Tumbleweed Communications
(TIN: 94-3336053).

2.	Default Royalty Payments. [This section has intentionally been deleted.]

3.	Annual Royalty Payment Alternative to Default Royalty Payments. [This section has intentionally been deleted.]

4.	Option to Convert to a Fully-Paid-Up License. [This section has intentionally been deleted.]

5.	Late Payments, Recordkeeping, and Audits. Any amount not paid when due shall thereafter accrue daily interest at an annual rate of 2% over the prime rate or the maximum rate allowable by law, whichever is less.
D.	Maintenance, Use and Enforcement of Patent Rights.
1.	Licensor shall be under no obligation to file, prosecute or maintain any patent rights, including the Licensed Patents in any given country.

2.	Licensee shall promptly notify Licensor if in the ordinary course of its business Licensee obtains actual and non-confidential knowledge that any third party is infringing the Licensed Patents. Licensee shall provide to Licensor the information Licensee has in support of such belief.
E.	Representations and Warranties.
1.	Licensor.
(a)	Organization. Licensor is a corporation duly organized, validly existing and in good standing under the law of the state of its incorporation as set forth in the first recital paragraph of this Agreement.

(b)	Authorization; Validity of Agreement; Licensor’s Action. Licensor has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Licensor of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and no other corporate action on the part of Licensor is necessary to authorize the execution and delivery by Licensor of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Licensor and, assuming due and valid authorization, execution and delivery hereof by Licensee, is a valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
(c)	Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Licensor nor the consummation by Licensor of the transactions contemplated hereby nor compliance by Licensor with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of Licensor, (ii) require on the part of Licensor any filing with, or permit, authorization, consent or approval of, any governmental entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Licensor is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Licensor or any of its properties or assets; excluding from the foregoing clauses (ii) (iii) or (iv) any acts omissions that would not, individually or in the aggregate, have a material adverse change in, or effect on, the business, financial condition or operations of Licensor.

(d)	Disclaimers. Nothing herein shall constitute a representation or warranty by Licensor (i) as to the scope of the Licensed Patents, or (ii) that the Licensed Patents are valid or enforceable, or (iii) that the exercise of the rights granted hereunder does not and will not infringe upon the proprietary rights of any third party. Nothing herein shall constitute (i) an undertaking to bring or prosecute actions or suits against any third party for infringement, or (ii) a grant or creation by implication, estoppel, or otherwise, of any license or right under any patents (other than the Licensed Patents) of Licensor or any third party.

2.	Licensee.
(a)	Organization. Licensee is a duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation as set forth in the first recital paragraph of this Agreement.

(b)	Authorization; Validity of Agreement; Licensee’s Action. Licensee has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Licensee of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and no other corporate action on the part of Licensee is necessary to authorize the execution and delivery by Licensee of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Licensee and, assuming due and valid authorization, execution and delivery hereof by Licensor, is a valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c)	Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Licensee nor the consummation by Licensee of the transactions contemplated hereby nor compliance by Licensee with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of Licensee, (ii) require on the part of Licensee any filing with, or permit, authorization, consent or approval of, any governmental entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Licensee is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Licensee or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) or (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or the existence of such violations, breaches or defaults, would not, individually or in the aggregate, have a material adverse change in, or effect on, the business, financial condition or operations of Licensee.
F.	Publicity.
1.	Publicity. The Parties agree that Licensor may list on its website the Licensee as a licensee of the Licensed Patents, provided, however, that the terms of this Agreement shall remain Confidential Information (as defined below in Section I (“Confidentiality”).
G.	Term and Termination.
1.	This Agreement shall commence and become effective as of the Effective Date and, unless terminated prior thereto in accordance with the terms hereof, shall terminate upon expiration of the last to expire of the Licensed Patents (the “Term”) or earlier, as set forth in Section G.2, below.

2.	This Agreement may be terminated as follows:
(a)	Either Party may terminate this Agreement immediately by giving notice to the other Party in the event the other Party fails to perform any of its obligations hereunder or otherwise breaches any of its representations or warranties or fails to perform any of its covenants in this Agreement (other than with respect to the payment of money which must be cured within ten (10) days of notice thereof) and the notified Party fails to cure such breach within thirty (30) days after notice from the notifying Party.

(b)	If Licensee makes an assignment for the benefit of creditors, or shall generally not pay its debts as they become due, or files a petition commencing a voluntary case under the Bankruptcy Reform Act of 1978, 11 U.S.C. Section 101 et seq., as amended or any successor thereto or any foreign laws of similar effect (the “Bankruptcy Code”), or shall be adjudicated an insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulations, foreign or domestic, or shall file any answer admitting or shall fail to deny the material allegations of such petition filed against it for such relief, or consent to the filing of any such petition or shall seek or consent to or acquiesce in the appointment of any agent, trustee, receiver, custodian, liquidator or similar officer for it or of all or any substantial part of its assets or properties, or its directors or majority stockholders shall take any action authorizing any of the foregoing or looking to its dissolution or liquidation, or it shall cease doing business as a going concern, or an order for relief shall be entered against it under any part of the Bankruptcy Code, or if, within sixty (60) days after the filing of any petition or the commencement of any proceeding against either Party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other present or future statute, law or regulation, foreign or domestic, such proceeding shall not have been dismissed, or a decree or order of a court having competent jurisdiction shall have been entered approving as properly filed any such petition, or if, within sixty (60) days after the appointment, without the consent or acquiescence of such Party, of any agent, trustee, receiver, custodian, liquidator or similar officer for it or of all or any substantial part of its properties, such appointment shall not have been vacated, then this Agreement shall automatically, without notice or any further act or deed of any Party, terminate and be of no further force or effect, except, in the case of the bankruptcy of Licensee only, that any and all liabilities and obligations of the Parties at the time outstanding under or in connection with this Agreement, if any, shall automatically, without notice or any creditors act or deed of any Party, become due and payable.
(c)	If either (i) a court of competent jurisdiction issues a final ruling that the Licensed Patents are invalid and the time for appeal of such ruling has expired without appeal, or (ii) a court of competent jurisdiction issues a final ruling that the Licensed Patents are invalid and Licensor has exhausted all its appeals without such final ruling being reversed, set aside, or stayed, then Licensor shall promptly notify Licensee, and Licensee shall have the right to terminate this Agreement upon thirty (30) days written notice to Licensor.
H.	Effect of Expiration or Termination.
1.	Upon the expiration or termination of this Agreement, neither Licensee nor its permitted franchisees, sublicensees, distributors, receivers, representatives, agents, successors or assigns shall have any rights under the Licensed Patents and shall forthwith discontinue any activity covered by the Licensed Patents and irrevocably release and disclaim any right or interest in or to the Licensed Patents.

2.	The following provisions shall survive any expiration or termination of this Agreement: (a) any provision that plainly indicates it is intended to survive; (b) the obligation to pay any amount that would otherwise be due and payable on or before June 30, 2005; and (c) Sections D (“Maintenance, Use and Enforcement of Patent Rights”), H (“Effect of Expiration or Termination”), I (“Confidentiality”), J (“Bankruptcy”), and K (“Miscellaneous”).

3.	Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination or expiration of this Agreement which complies with the terms of the Agreement. Without limiting the foregoing, neither party shall be entitled to any damages on account of prospective profits or anticipated sales. This Agreement is not automatically renewable, and each party waives the benefit of any law or regulation providing compensation arising from the failure to renew this Agreement and each party represents and warrants that such waiver is irrevocable and enforceable by the other party.

4.	In no event shall Licensee be entitled to any refund (in whole or in part) of any fee paid pursuant to Section C.1 (“Nonrefundable Payment”).
I.	Confidentiality.
1.	In connection with the performance of this Agreement, Licensor and Licensee may gain access to certain confidential or proprietary information (collectively, “Confidential Information”) of the other Party and its affiliates, including, but not limited to, business plans, proposed advertising, designs, sales records, financial data and manufacturer’s know-how, and the terms of this Agreement. Recognizing that such Confidential Information represents valuable assets and property of Licensor or the disclosing Party, respectively, and the harm that may befall such Party if any Confidential Information is disclosed, the recipient agrees to hold all such Confidential Information in strict confidence and not to use or otherwise disclose any Confidential Information of the other party to any third party. The obligations of confidentiality, non-use and non-disclosure created herein shall survive the expiration or termination of this Agreement. Upon the expiration or termination of this Agreement, all tangible items embodying any Confidential Information of either Party shall be returned to the other Party immediately upon written request.

2.	The obligations of confidentiality created herein shall not apply:

(a)	to information which comes into the public domain, provided it did not come into the public domain through the disclosure by the receiving Party or by disclosure by a party not authorized to make the disclosure;

(b)	to information which was in the receiving Party’s possession prior to its disclosure (but not pursuant to any confidentiality agreement or obligation), or was later disclosed to the receiving Party by a third party who is lawfully in possession of such and, to the receiving Party’s knowledge, was under no obligation to keep such information confidential;

(c)	to information which is required to be disclosed by law or any court order, but only to the extent so required and only upon prior notice to the other Party hereto and cooperation with such other Party in contesting the disclosure order and/or seeking a protective order to limit the scope of the disclosure; and

(d)	to information which a Party may be required to disclose in order to enforce a Party’s rights under this Agreement or in any litigation between the Parties regarding the terms of this Agreement, subject to notice to the other Party and the opportunity to seek a protective order.
3.	Neither Party shall release to any third party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Either party may apply for injunctive relief in the event of a breach of this section I (“Confidentiality”). Nothing contained in this paragraph shall prohibit either Party from filing this Agreement as may be required by the rules and regulations of the Securities and Exchange Commission, national securities exchanges or the Nasdaq National Market, provided the disclosing Party discloses only the minimum information required to be disclosed in order to comply with such requirements, including requesting confidential treatment of this Agreement (after reasonable consultation with the other Party, which the parties understand and agree, solely for purposes of this section I.3. of the Agreement, may require a period of up to five business days) and filing this Agreement in redacted form.
J.	Bankruptcy.
1.	Notwithstanding the provisions of Section B.3, in the event that it is determined by any court or bankruptcy trustee that this Agreement may be assumed or assigned in connection with a case commenced by or against either Party under the Bankruptcy Code, Licensor and Licensee hereby acknowledge that adequate assurance of future performance under this Agreement (within the meaning of the Bankruptcy Code) shall include, inter alia, adequate assurance:
(a)	that any and all amounts due from Licensee to Licensor under or pursuant to this Agreement shall be duly and timely paid, and all breaches cured;

(b)	that the assumption or assignment of this Agreement will not result in the breach by either Party or their affiliates of any provision in any other license, contract, or agreement relating to the Licensed Patents or otherwise;

(c)	that any person or entity that assumes this Agreement or to which this Agreement is assigned shall fully and faithfully assume, observe and comply with all of the covenants, requirements and restrictions provided for under this Agreement and that termination rights for breach of this Agreement shall continue to apply without change; and

(d)	that the value of the Licensed Patents to Licensor shall not be reasonably likely to diminish by reason of the assumption or assignment of this Agreement.
2.	Any person or entity to which this Agreement is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Agreement on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Licensor or Licensee, as the case may be, an instrument confirming such assumption.
K.	Miscellaneous.
1.	Notice. All notices required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed to be duly given if hand delivered or sent by overnight courier or mailed by certified or registered mail, return receipt requested, provided that a copy is also sent by facsimile transmission, in each case to the address set forth in the first recital paragraph of this Agreement, and in each case marked “Attention: General Counsel or CFO.” Either Party may change the address to which such notice and communications shall be sent by written notice to the other Party, provided that any notice of change of address shall be effective only upon receipt.

2.	Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of California and shall be governed by and construed in accordance with the laws of such State, as if both Parties were residents of such State.

3.	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties hereto relating in any way to the Licensed Patents and to any other subject matter contained herein and merges all prior discussions between them, and such prior agreements are hereby terminated. Neither Party shall be bound by any obligations, covenants, terms, conditions, representations or warranties other than as expressly stated in this Agreement, and this Agreement may not be amended or modified except by a written instrument signed by the Party against whom such modification or amendment is to be enforced. In the event of any inconsistency between a provision of this Agreement any provision in any prior agreement, the provision of this Agreement shall prevail.

4.	Time of the Essence. All time limits stated in this Agreement are of the essence to this Agreement.

5.	Relationship of the Parties. Nothing herein contained shall be construed to constitute the Parties hereto as partners or as joint venturers, or either as an employee or agent of the other.

6.	Service of Process. With respect to this Agreement, service of process may be made by any means permitted by applicable law or via the notice provisions in Section K.1 hereof.

7.	Headings. The headings in this Agreement are for the convenience of the Parties only and shall not affect the meaning or interpretation of this Agreement or any provisions thereof.

8.	Waiver. No waiver by either Party, whether expressed or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision, breach or default or a waiver of any other provision, breach or default of this Agreement.

9.	Binding Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties, and their permitted successors and assigns.

10.	Invalid or Unenforceable Clauses. In the event that any one or more of the clauses contained in this Agreement shall be declared invalid or unenforceable by a final order or judgment of any court, the Agreement shall be construed to contain a modified version of such clause which reflects the intent of the Parties to the maximum extent which is valid or enforceable. If such modification is not reasonably practicable, then this Agreement shall be construed as if it did not contain such invalid or unenforceable clause and shall, in all other respects, remain in full force and effect.
11.	Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

12.	U.S. Dollars. All dollar amounts set forth in this Agreement and any exhibit hereto are in U.S. dollars.

13.	Third Party Beneficiaries. The subsidiaries of Licensee are third party beneficiaries of this Agreement.
[The remainder of this page is intentionally blank.]

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date and year first above written.

Tumbleweed Communications Corp.
By:	/s/
Name:
Title:

CyberGuard Corporation
By:	/s/
Name:
Title:

Exhibit A
License Fee: [confidential portion omitted and filed separately with the Securities and Exchange Commission]